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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*
(Amendment No.     )

UCN, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

902636109

(CUSIP Number)

January 9, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☑ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Person Authorized to Receive Notices and Communications:

Taylor H. Wilson, Esq.
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
(214) 651-5000

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

13G
CUSIP No. 902636109			Page 2 of 9

1.	Name of Reporting Person: Kaizen Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☑
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,275,800

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,275,800

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,275,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.5%*

12.	Type of Reporting Person: PN

* As of December 23, 2005, based on 23,114,669 shares of common stock outstanding as reported in the UCN, Inc. 424(b)(3) prospectus filed with the Securities and Exchange Commission on January 12, 2006.

13G
CUSIP No. 902636109			Page 3 of 9

1.	Name of Reporting Person: Kaizen Capital, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☑
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,275,800

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,275,800

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,275,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.5%*

12.	Type of Reporting Person: PN

* As of December 23, 2005, based on 23,114,669 shares of common stock outstanding as reported in the UCN, Inc. 424(b)(3) prospectus filed with the Securities and Exchange Commission on January 12, 2006.

13G
CUSIP No. 902636109			Page 4 of 9

1.	Name of Reporting Person: Select Contrarian Value Partners, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☑
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,275,800

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,275,800

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,275,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.5%*

12.	Type of Reporting Person: PN

* As of December 23, 2005, based on 23,114,669 shares of common stock outstanding as reported in the UCN, Inc. 424(b)(3) prospectus filed with the Securities and Exchange Commission on January 12, 2006.

13G
CUSIP No. 902636109			Page 5 of 9

1.	Name of Reporting Person: David W. Berry		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☑
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,275,800

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,275,800

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,275,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.5%*

12.	Type of Reporting Person: PN

* As of December 23, 2005, based on 23,114,669 shares of common stock outstanding as reported in the UCN, Inc. 424(b)(3) prospectus filed with the Securities and Exchange Commission on January 12, 2006.

13G
CUSIP No. 902636109	Page 6 of 9

Item 1(a)	Name of Issuer:

UCN, Inc.

Item 1(b)	Address of Issuer's Principal Executive Offices:

14870 Pony Express Road
Bluffdale, UT 84065

Item 2(a)	Name of Person Filing:

See Item 1 of each cover page.

Item 2(b)	Address of Principal Business Office:

4200 Montrose Blvd., Suite 510
Houston, TX 77006

Item 2(c)	Citizenship:

See Item 4 of each cover page.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.0001 per share

Item 2(e)	CUSIP No:

902636109

13G
CUSIP No. 902636109	Page 7 of 9

Item 3	Status of Person Filing:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14)
of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4	Ownership:

	(a)	See Item 9 of each cover page. 222,000 of the shares of common stock reported as beneficially owned in Item 9 on each cover page are in the form of a convertible warrant of UCN, Inc., which is immediately convertible into an aggregate of 222,000 shares common stock of UCN, Inc.

	(b)	See Item 11 of each cover page.

	(c)	See Items 5-8 of each cover page.

Item 5	Ownership of 5% or Less of a Class:

Not applicable.

Item 6	Ownership of More than 5% on Behalf of Another Person:

Not applicable.

13G
CUSIP No. 902636109	Page 8 of 9

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

13G
CUSIP No. 902636109	Page 9 of 9
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: January 19, 2006

KAIZEN MANAGEMENT, L.P.
By:	Kaizen Capital, L.L.C., its general partner
By:	/s/ David W. Berry
David W. Berry
Manager

KAIZEN CAPITAL, L.L.C.
By:	/s/ David W. Berry
David W. Berry
Manager

SELECT CONTRARIAN VALUE PARTNERS, L.P.
By:	Kaizen Management, L.P., its general partner
By:	Kaizen Capital, L.L.C., its general partner
By:	/s/ David W. Berry
David W. Berry
Manager

/s/ David W. Berry
David W. Berry